Exhibit 4.1

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATION
OF
GLYECO, INC.

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

GLYECO, INC., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify that, pursuant to the authority conferred on its board of directors (the “Board of Directors”) by its Articles of Incorporation (the “Articles”), and in accordance with Section 78.1955 of the Nevada Revised Statutes, the Board of Directors adopted the following resolution:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Articles of Incorporation of the Corporation, the number of shares constituting the Corporation’s Series AA Preferred Stock is hereby amended to 3,000,000 shares. No shares of the Corporation’s Series AA Preferred Stock have been issued.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Certificate of Amendment to Certificate of Designation has been executed on behalf of the Corporation as of this 8th day of May, 2013.

GLYECO, INC., a Nevada corporation

By:     /s/ John Lorenz
       John d’Arc Lorenz II, Chief Executive Officer